PROSPECTUS SUPPLEMENT                          FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)         REGISTRATION NO.  333-44286




                               [GRAPHIC OMITTED]





                        1,000,000,000 Depositary Receipts
                          Europe 2001 HOLDRS (SM) Trust

     This  prospectus  supplement  supplements   information  contained  in  the
prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Europe 2001 HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Europe 2001 HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                    Primary U.S.
                                                           Share      Trading
                Name of Company               Ticker      Amounts     Market
-------------------------------------        --------     -------   ------------
AEGON, N.V.                                     AEG         5.2        NYSE
Alcatel*                                        ALA          3         NYSE
Amdocs Limited                                  DOX          3         NYSE
ARM Holdings plc*                              ARMHY         8        NASDAQ
ASM International N.V.                         ASMI         13        NASDAQ
ASML Holding N.V.                              ASML          7        NASDAQ
AstraZeneca PLC.*                               AZN          4         NYSE
AXA*                                            AXA          6         NYSE
Bookham Inc.                                   BKHM         1.2       NASDAQ
BP p.l.c.*                                      BP           4         NYSE
Business Objects S.A.*                         BOBJ         4.5       NASDAQ
Cable & Wireless p.l.c.*                        CWP          4         NYSE
DaimlerChrysler AG                              DCX          4         NYSE
Deutsche Telekom AG*                            DT           5         NYSE
Diageo p.l.c.*                                  DEO          5         NYSE
Elan Corporation, p.l.c.*                       ELN          4         NYSE
Ericsson LM Telephone Company*                 ERICY        1.6       NASDAQ
GlaxoSmithKline p.l.c.*                         GSK          6         NYSE
Infineon Technologies AG*                       IFX          5         NYSE
ING Group N.V.*                                 ING          4         NYSE
IONA Technologies p.l.c.*                      IONA          3        NASDAQ
Koninklijke Philips Electronics N.V.            PHG          5         NYSE
Millicom International Cellular S.A.*          MICC          8        NASDAQ
Nokia Corp.*                                    NOK          5         NYSE
Novartis AG*                                    NVS          5         NYSE
Qiagen N.V.                                    QGEN          6        NASDAQ
Repsol YPF, S.A.*                               REP         11         NYSE
Royal Dutch Petroleum Company                   RD           3         NYSE
Ryanair Holdings p.l.c.*                       RYAAY         8        NASDAQ
Sanofi-Aventis SA*                              SNY         4.6956     NYSE
SAP AG*                                         SAP          4         NYSE
Scottish Power p.l.c.*                          SPI          7         NYSE
Serono S.A.*                                    SRA          9         NYSE
Shire Pharmaceuticals Group p.l.c.*            SHPGY         4        NASDAQ
Skillsoft p.l.c.*                              SKIL          6        NASDAQ
STMicroelectronics N.V.                         STM          4         NYSE


                                                 (continued on following page)

                                                                    Primary U.S.
                                                           Share      Trading
               Name of Company                Ticker      Amounts     Market
-------------------------------------        --------     -------   ------------
Telefonica S.A.*(1)                            TEF       3.444732106    NYSE
Terra Networks, S.A.*                         TRLY          15         NASDAQ
Total S.A.*                                    TOT           3          NYSE
UBS AG                                         UBS           3          NYSE
Unilever N.V.                                  UN            3          NYSE
Vivendi Universal*                             V             3          NYSE
Vodafone Group p.l.c.*                         VOD           6          NYSE
WPP Group p.l.c.*                            WPPGY           3         NASDAQ

----------------------------------
(1)  Effective June 21, 2005, the quantity of shares of Telefonica  S.A.  (NYSE:
     "TEF") represented by each 100 share round lot of Europe 2001 HOLDRS increased to 3.4447321064 shares from 3.31224241 shares, as a result of a 4% stock dividend of Telefonica S.A.

* The securities of these non-U.S. companies trade in the United States as American Depository Receipts. Please see "Risk Factors" and "Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2005.